Exhibit 99.1

Press Release

DENVER, CO - July 30, 2013	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES SECOND QUARTER 2013 RESULTS

~ Reports Second Quarter FFO as Adjusted per Share of $0.35 ~

~ Formed New Vitruvian Park® Partnerships and Raised Guidance ~

Second Quarter 2013 Highlights:

•	Funds from Operations (“FFO”) per share was $0.37 (+12% year-over-year), FFO as Adjusted per share was $0.35 (+6%), and AFFO per share was $0.31 (+11%).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 5.2 percent and 6.8 percent, respectively.

•

Expanded the Company’s relationship with MetLife through the formation of $290 million in new Vitruvian Park® 50/50 partnerships and grew the UDR/MetLife II JV by $169 million via a swap of ownership interests in UDR/MetLife I JV communities.

•	Invested $97.8 million during the quarter to advance the Company’s $1.1 billion development pipeline. Completed 142 development homes in Southern California.

•	Completed the redevelopment of 226 homes located in Manhattan and Southern California on quarterly spend of $35.3 million.

•

Increased full-year FFO per share guidance by $0.01 at the midpoint due to hurricane-related recoveries. Previously increased guidance in late June due to better operating trends. At that time, FFO, FFO as Adj. and AFFO per share were increased by $0.02 at the midpoint. SS revenue and NOI were increased by 25 and 50 bps at the midpoint.

The following table highlights the Company’s FFO, FFO as Adjusted and AFFO per share for the current period as compared to the previous year period:

	Q2 2013	Q2 2012	YTD 2013	YTD 2012
FFO per share	$0.37	$0.33	$0.71	$0.78
JV financing and acquisition fees	(0.001)	—	(0.001)	—
Cost/(benefit) associated with debt extinguishment	0.001	0.017	0.001	(0.001)
Hurricane-related (recoveries)/charges, net	(0.011)	—	(0.021)	—
Other	—	(0.019)	—	(0.111)
FFO as Adjusted per share	$0.35	$0.33	$0.69	$0.66
Recurring capital expenditures	(0.046)	(0.049)	(0.072)	(0.082)
AFFO per share	$0.31	$0.28	$0.62	$0.58

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s second quarter supplemental package.

Operations

Same-store NOI increased 6.8 percent year-over-year in the second quarter of 2013 while same-store revenue increased 5.2 percent over the same period. Same-store physical occupancy was 96.1 percent as compared to 95.9 percent in the prior year period. Same-store expenses increased 1.6 percent driven by an increase in real estate taxes and personnel costs. The annualized rate of turnover decreased 230 basis points year-over-year to 55.4 percent.

Summary of Same-Store Results Second Quarter 2013 versus Second Quarter 2012

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.5%	1.0%	7.5%	40.0%	95.5%	12,737
Mid-Atlantic	2.9%	1.4%	3.5%	26.7%	96.4%	9,578
Southeast	5.7%	5.4%	5.9%	17.2%	96.2%	9,515
Northeast	8.3%	3.8%	10.0%	9.9%	97.2%	1,879
Southwest	6.6%	-5.8%	15.7%	6.2%	96.4%	3,365

Total	5.2%	1.6%	6.8%	100.0%	96.1%	37,074

(1)	Based on Q2 2013 NOI.
(2)	Average same-store occupancy for the quarter.
(3)

During the second quarter, 37,074 apartment homes, or approximately 90 percent of 41,153 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI increased by 2.7 percent on revenue growth of 2.0 percent and a 0.4 percent increase in expenses during the second quarter of 2013.

For the six months ended June 30, 2013, the Company’s same-store revenue increased 5.2 percent as compared to the prior year while expenses increased 2.6 percent resulting in a same-store NOI increase of 6.4 percent as compared to the prior year period in 2012. Year-over-year occupancy increased by 10 basis points to 95.8 percent.

Summary of Same-Store Results YTD 2013 versus YTD 2012

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.3%	1.5%	7.0%	39.6%	94.9%	12,617
Mid-Atlantic	3.5%	2.5%	3.9%	27.2%	96.3%	9,578
Southeast	5.7%	5.0%	6.1%	17.7%	96.2%	9,515
Northeast	7.8%	4.3%	9.2%	9.7%	96.6%	1,879
Southwest	7.1%	0.5%	11.7%	5.8%	96.5%	3,115

Total	5.2%	2.6%	6.4%	100.0%	95.8%	36,704

(1)	Based on YTD 2013 NOI.
(2)	Average same-store occupancy for YTD 2013.
(3)

During the six months ended June 30, 2013, 36,704 apartment homes, or approximately 89 percent of 41,153 total consolidated apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Development and Redevelopment Activity

In the second quarter of 2013, the Company spent a total of $133.1 million towards the completion of its $1.3 billion development and redevelopment pipeline. In total, the Company has funded 66 percent of its active pipeline. The Company expects to deliver 39 percent of its active pipeline in 2013, 41 percent in 2014 and 20 percent in 2015.

The Company completed the redevelopment of The Westerly on Lincoln, a 583-home, $36.1 million project located in Marina del Rey, CA. Average revenue per occupied home for the community during the second quarter was $2,227, or 20 percent above pre-redevelopment rent levels. Additionally, the Company completed the redevelopment of 219 homes for a total cost of $33.6 million at the following communities: Rivergate (706 homes) and 27 Seventy Five Mesa Verde (formerly Pine Brook I & II and Villa Venetia—964 homes). At the end of the second quarter, 644 homes, or 39 percent of the Company’s 1,670 total homes under active redevelopment, excluding The Westerly on Lincoln, had been completed.

Partnership and Joint Venture Investment Activity

As previously announced on June 26, 2013, the Company formed new 50/50 partnerships with MetLife comprising a portion of the assets in the Company’s Vitruvian Park® master plan. The operating partnership includes the Savoye, Savoye2 and Fiori communities. Cumulatively, these communities were sold at a weighted average NOI cap rate of 5.0% and will contain 1,130 homes when construction is completed on Fiori in the fourth quarter of 2013. A separate partnership owns 28.4 acres of vacant, developable land at Vitruvian Park® on which 2,000 to 2,500 homes and 45,000 to 50,000 square feet of retail space can be constructed under current development plans. The Company continues to own approximately 1,000 legacy homes, $13 million of developable land and all free-standing non-residential real estate at Vitruvian Park®.

Upon the completion of Fiori, the Company’s pro-rata share of the gross book values of the partnerships will be approximately $145 million. Proceeds to the Company totaled approximately $200 million, including proceeds from debt, on the operating and lease-up assets included in the operating partnership.

Separately, the Company announced the expansion of its UDR/MetLife II Joint Venture on June 26, 2013. The Company exchanged its ownership interests in four operating communities in its UDR/MetLife I Joint Venture, in addition to a $15.6 million net cash payment to MetLife, for an increased ownership interest in two A-quality, high-rise UDR/MetLife I Joint Venture operating communities located in downtown Denver and San Diego. The Company now owns 50 percent of Acoma (Denver) and Current (San Diego) and both communities have been contributed to the UDR/MetLife II Joint Venture. In total, the estimated value of all of the swapped assets was $365 million and was based on a weighted average NOI cap rate of 4.7 percent for the total transaction.

Additional transaction details can be found in the press release dated June 26, 2013 on the Company’s website at www.udr.com.

Capital Markets Activity

On June 6, 2013, the Company amended its $900 million unsecured revolving credit facility. The amendment extends the maturity date from October 2015 to December 2017, includes a six month extension option, and contains an accordion feature that allows the Company to increase the facility to $1.45 billion. Based on the Company’s current credit rating, the credit facility carries an interest rate equal to LIBOR plus a spread of 110 basis points and a facility fee of 20 basis points, a reduction of 12.5 and 2.5 basis points, respectively, from its previous agreement.

In addition, the Company amended and re-priced both its $250 million and $100 million unsecured term loans due in January 2016. The loans were re-priced to LIBOR plus 125 basis points from LIBOR plus 142.5 basis points and the maturity dates were extended to June 2018.

Additional details related to the amended revolver and term loans can be found in the press release dated June 10, 2013 on the Company’s website at www.udr.com.

On June 28, 2013, the Company refinanced $186 million of a Fannie Mae credit facility that carried an interest rate equal to LIBOR plus a spread of 284 basis points and was scheduled to mature in 2019. The new loans include a $90 million, 7-year fixed-rate loan that carries an interest rate of 3.95 percent and a $96 million, 10-year variable-rate loan that carries an interest rate equal to LIBOR plus a spread of 190 basis points. Three of the Company’s communities were released from the facility and added to the Company’s unencumbered asset pool.

As of the end of the second quarter, the Company had no remaining outstanding debt maturities in 2013. Proceeds from the MetLife transactions were used to retire the $159.9 million of debt that was outstanding at the end of the first quarter 2013.

Balance Sheet

At June 30, 2013, the Company had $769 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at June 30, 2013 was $3.4 billion. The Company ended the second quarter with fixed-rate debt representing 83 percent of its total debt, a total blended interest rate of 4.2 percent and a weighted average maturity of 4.7 years. The Company’s leverage was 38.6 percent versus 38.4 percent a year ago and the Company’s net debt-to-EBITDA was 6.9 times versus 6.3 times a year ago.

Post Quarter Activity

Balance Sheet

On July 23, 2013, Moody’s affirmed the Company’s credit rating of Baa2 and changed its outlook to Positive from Stable.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2013 in the amount of $0.235 per share. The dividend will be paid in cash on July 31, 2013 to UDR common stock shareholders of record as of July 10, 2013. The 2013 annualized dividend of $0.94 represented a yield of 3.7 percent as of July 26, 2013 and an increase of 7 percent over 2012’s annualized dividend of $0.88. The second quarter 2013 dividend represented the 163rd consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the third quarter of 2013, the Company has established the following guidance ranges.

•	FFO per share: $0.33 to $0.35

•	FFO as Adjusted per share: $0.33 to $0.35

•	AFFO per share: $0.28 to $0.30

For the full-year 2013, the Company has increased its FFO per share guidance by an additional $0.01 at the midpoint due to hurricane-related recoveries recognized during the second quarter. Previously on June 26, 2013, the Company had raised its FFO, FFO as Adjusted, and AFFO per share guidance at the mid-point by $0.02 each, primarily due to better-than-expected same-store and non-same-store operating trends. Below are the full-year guidance ranges.

•	FFO per share: $1.40 to $1.44

•	FFO as Adjusted per share: $1.36 to $1.40

•	AFFO per share: $1.20 to $1.24

Below are the full-year same-store growth assumptions, which were previously increased on June 26, 2013.

•	Revenue: 4.50% to 5.00%

•	Expense: 2.75% to 3.25%

•	Net operating income: 5.25% to 6.00%

•	Physical occupancy: 95.5%

Additional assumptions for the Company’s third quarter and full-year 2013 guidance can be found on Attachment 15 of the Company’s second quarter supplemental package.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. EDT on July 30, 2013 to discuss second quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 800-762-8779 for domestic and 480-629-9771 for international and provide the following conference ID number: 4628403.

A replay of the conference call will be available through August 30, 2013, by dialing

800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4628403, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the second quarter 2013 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2013, UDR owned or had an ownership position in 53,656 apartment homes including 2,588 homes under development. For 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.